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                                                                    Exhibit 99.1


Contact:
Glenn Nortman                        or         Investors:
Chief Executive Officer                         Robert J. Giordano
5B Technologies Corporation                     KCSA Public Relations Worldwide
Phone:  (516) 677-6100                          Phone: (212) 896-1289

           5B TECHNOLOGIES DIVESTS DELTAFORCE PERSONNEL SERVICES UNIT

WOODBURY, NY, MAY 15, 2001 - 5B TECHNOLOGIES CORPORATION (NASDAQ:FIVE), a comprehensive business solutions provider, announced today that it has sold its DeltaForce Personnel Services business to a wholly owned subsidiary of The Supporting Cast Inc., a privately owned company based in New York City. Terms of the transaction were not disclosed.

"This agreement represents further progress in our continuing drive to focus on our principal business of comprehensive IT consulting, systems integration and application development, and to divest properties that are not considered core to our operations," said Glenn Nortman, its Chief Executive Officer. "This transaction will free up financial and intellectual assets that will be better utilized in our core business where higher margins and more rapid growth are available."

Mr. Nortman continued, " We are especially pleased that this transaction will have an immediate positive impact on both our cash position and operating results."

The Company also noted that Jeffrey Nortman, President and Chief Executive Officer of Deltaforce, and a Director and Chief Operating Officer of 5B Technologies, will be leaving the Company to pursue other interests, but will remain as a Director of 5B, and will also remain as a consultant to the Company. In July 1991, after a successful career at Thomas Nationwide Computer and PacifiCorp Capital, Mr. Nortman founded Paramount Computer Leasing Corporation, the predecessor company to 5B Technologies Corporation.

ABOUT 5B TECHNOLOGIES CORPORATION
5B Technologies Corporation is a comprehensive business solutions provider, offering customers a wide range of integrated services, including customized design and development of Internet infrastructure and commerce solutions, information technology consulting, local area network and web site security, systems integration and staffing services.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISKS AND UNCERTAINTIES IMPACTING THE COMPANY'S BUSINESS INCLUDING INCREASED COMPETITION; THE ABILITY OF THE COMPANY TO EXPAND ITS OPERATIONS THROUGH EITHER ACQUISITIONS OR INTERNAL GROWTH, TO ATTRACT AND RETAIN QUALIFIED PROFESSIONALS, AND TO EXPAND COMMERCIAL AND INVESTMENT BANKING RELATIONSHIPS AS BOTH A SOURCE OF FUNDING AND STOCK SUPPORT; THE AVAILABILITY OF COMPUTER EQUIPMENT; TECHNOLOGICAL OBSOLESCENCE; GENERAL ECONOMIC CONDITIONS; AND OTHER RISKS DETAILED TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC).

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          THIS PRESS RELEASE IS AVAILABLE AT THE KCSA PUBLIC RELATIONS
                      WORLDWIDE WEB SITE AT www.kcsa.com.